Exhibit 99.1

For More Information:
Michael P. Gray	Jenny Viscarolasaga
Chief Financial Officer	For Curis, Inc.
Curis, Inc.	617-331-4944
617-503-6632	Jenny@tworoadscommunications.com
mgray@curis.com

Curis Determines to Opt Out of Co-Development

of Basal Cell Carcinoma Drug Candidate

Company is also terminating its Spinal Muscular Atrophy discovery research program as it seeks to build pipeline and focus upon later stage development of drug candidates

CAMBRIDGE, Mass. – September 1, 2006 – Curis, Inc. (NASDAQ: CRIS), a therapeutic drug development company focusing on cancer, neurological and dermatological disease indications, announced today that pursuant to the terms of its 2003 collaboration agreement with Genentech it has elected to cease its participation in the co-development of the basal cell carcinoma drug candidate for which the parties had previously announced they were halting enrollment in the Phase I clinical trial and had made a decision not to move forward with the molecule in its current formulation.

While data from the Phase I trial revealed no significant safety concerns in four weeks of topical treatment, the observed clinical and histological clearance of the basal cell carcinoma was far less than anticipated. The recent results from a final segment of the study showed that the molecule in its current formulation did not downregulate the targeted pharmacodynamic marker in this tumor, one possible explanation being that the drug candidate did not adequately penetrate human skin.

Curis has incurred approximately $8.4 million in co-development costs under the basal cell carcinoma program through June 30, 2006, and had previously estimated that its share of co-development costs through Phase II clinical trials, had the Phase I trial been successful, would have approximated $20 million. Effective as of the August 31, 2006, the co-development termination date, Genentech will be solely responsible for all future costs and development decisions regarding the basal cell carcinoma program. Should Genentech determine to proceed with development of a topically administered Hedgehog antagonist for the treatment of basal cell carcinoma, Curis would be eligible for cash payments on the achievement of certain future clinical development objectives, if any, as well as a royalty on future product sales.

The decision to discontinue participation in co-development does not impact the ongoing collaboration opportunities between Genentech and Curis, pursuant to which the parties are conducting research in a systemic Hedgehog antagonist program for the treatment of solid tumor cancers. The systemic Hedgehog program is a separate drug development program, with a different mechanism of action and different drug candidates. Pursuant to the systemic program, Genentech is currently conducting preclinical studies that may support an IND application for one or more drug candidates. Genentech will be required to make a milestone payment to Curis if it files an IND for a drug candidate.

Curis also announced today that it anticipates that it will enter into an agreement with the Spinal Muscular Atrophy (SMA) Foundation to conclude its SMA discovery-stage research program. Curis anticipates that the remaining work for SMA will be completed by the end of November and that all direct costs through such date will be fully funded by the SMA Foundation. While there has been progress made on this program to-date, as previously announced, Curis has changed its business strategy to deemphasize screening-oriented, discovery-stage research. Instead, Curis plans to concentrate on later-stage preclinical, and to the extent any such programs are successful, on clinical, development programs.

In September 2004, Curis received a grant from the SMA Foundation pursuant to which Curis was to receive up to $5.4 million over a three-year period for the identification of therapeutic compounds having the potential to treat SMA. SMA is a neurological disease and is the leading genetic cause of infant and toddler death. From September 2004 through June 30, 2006, Curis recorded approximately $3.4 million in revenues from the SMA Foundation in support of this research. Over the same period, Curis incurred approximately $1 million in additional research expenses in support of this program. Curis expects that termination of the SMA program will eliminate much of this incremental cost on a moving-forward basis.

“After careful consideration, we believe that it is in Curis’ best interest to cease co-development of our BCC product candidate. Our decision was mainly driven by our belief that significant additional time and expense would be required to bring another topically administered Hedgehog antagonist into clinical testing,” said Daniel R. Passeri, President and Chief Executive Officer of Curis, Inc. “In addition, we believe that the removal of the SMA program from our drug candidate pipeline will allow Curis to focus on seeking to develop later-stage preclinical compounds. We anticipate that by focusing on later-stage preclinical compounds, we may have greater opportunities to bring lead candidates to the next stage of development, which we believe will position Curis for growth moving forward. Earlier in 2006, Curis initiated new proprietary oncology programs that are currently in mid-preclinical evaluation. We expect to provide further insight into these programs in the near term.”

About the Genentech Curis Collaboration

In June 2003, Curis established a collaboration with Genentech for the continued development of Hedgehog pathway inhibitors. The focus of the collaboration is to identify lead clinical candidates for topical and systemic treatment of solid tumors. Numerous preclinical reports have linked abnormal activation of the Hedgehog pathway to the growth of several solid tumors, including basal cell carcinoma, pancreatic cancer, small cell lung cancer, prostate cancer, and others.

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company focusing on cancer, neurological and dermatological disease indications, with a technology emphasis on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of small molecules or proteins to modulate these pathways. The company has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of cancer (under collaboration with Genentech, as well new proprietary cancer programs), neurological disorders (under collaboration with Wyeth), hair growth (under collaboration with Procter & Gamble), kidney and other diseases (licensed to Ortho Biotech Products and under development at Centocor, both subsidiaries of Johnson & Johnson), as well as cardiovascular disease. For more information, please visit www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ expectation regarding future estimated co-development costs on the basal cell carcinoma program, had the program progressed into Phase II clinical trials, Curis’ belief that its decision to cease co-development of the basal cell carcinoma program does not impact the systemic Hedgehog antagonist program for the treatment of solid tumor cancers, Curis’ belief that the remaining work to be conducted under the SMA program will be completed by October 2006 and that all direct costs will be fully funded by the SMA Foundation, Curis’ expectation that the termination of the SMA program will eliminate much of the incremental expense that had been incurred by the Company in funding its SMA research, and Curis’ belief that the termination of the SMA program will provide it with greater opportunities to bring lead candidates to the next stage of development and that this will position Curis for growth moving forward. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause the Company’s actual results to be materially different from those indicated by such forward-looking statements including, among other things:

•	adverse results in the Company’s and its strategic collaborators’ and licensees’ product development programs;

•	difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by the Company and its collaborators and licensees;

•	the Company’s ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies;

•	changes in or the Company’s inability to execute its business plan;

•	the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates and execute the Company’s business plan;

•	unplanned cash requirements and expenditures;

•	risks relating to the Company’s ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Wyeth, and Procter & Gamble as well as its license agreement with Ortho Biotech Products;

•	the risk that competitors will discover and develop signaling pathway-based or other competing therapeutics faster and more successfully than the Company and its collaborators are able to;

•	and other risk factors identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent reports periodically filed with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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